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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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QUALCOMM INCORPORATED
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2020 Proxy Statement

Compensation Discussion & Analysis Supplement

In light of comments and questions we have received since filing our proxy materials, we are filing these supplemental materials to provide additional information and context regarding several of our 2019 executive compensation decisions. The HR and Compensation Committee (the Committee) took a number of unique external and internal factors into consideration which led to some decisions regarding timing and grant structure that differ from our historical practice. Regardless, we believe our decisions continue to adhere to best practices, align pay with performance, and balance short- and long-term considerations for the benefit of our stockholders.

One-time grants following resolution of Apple dispute reflected the creation of significant strategic and economic value to stockholders

Qualcomm derives a significant portion of our revenues from licensing our intellectual property. The two years of litigation with Apple negatively affected our earnings and stock price in the short-term as we did not record licensing revenues from Apple or its contract manufacturers for the duration of the litigation.

Our executive officers, with the support of the Board of Directors, made the right decisions for Qualcomm's long-term success, even though their pay outcomes were adversely affected in the short-term. Equity grant values were depressed by our lower stock price, and performance results against long-term incentive goals were negatively affected for the duration of the litigation. For instance, for our CEO, only 26% of Performance Stock Unit (PSU) target shares were earned, in large part because of the ongoing dispute. The chart below illustrates the CEO's PSU shares that were earned during the litigation period.

			Payout Percent By PSU Type(1)

Completion Year	Grant Year	Performance Period	Return on Invested Capital	Relative Total Stockholder Return	Total
FY17(2)	FY14	FY15—FY17	N/A(3)	0%	0%

FY18	FY15	FY16—FY18	0%	72%	36%

TOTAL					26%

(1)
Payout Percent compares the number of shares of the award that were earned to the target number of shares.
(2)
The FY14 PSU grant was structured in four tranches; the two completing after January 2017 are reflected.
(3)
Relative Total Stockholder Return was the only metric for the FY14 PSU grant (Return on Invested Capital was not used).

On April 16, 2019, Apple and Qualcomm announced the dismissal of all litigation between the parties and agreed to an historic six-year license agreement (with a two-year option to extend), Qualcomm's first direct license with Apple, and a multi-year chipset supply agreement with Apple. This represented a significant value creation event for Qualcomm and our stockholders. The significance of this event was immediately reflected in our stock price and market capitalization, which increased respectively from $57.18 and approximately $70 billion to $81.97 and approximately $100 billion during the one-week period from April 15 through April 22, 2019, representing a 43% increase in stockholder value. Qualcomm's stock price subsequently reached a new all-time high of $95.91 in January 2020.

Following the Apple settlement and licensing and chipset supply agreements, in May 2019, the Committee made special one-time grants to our executive officers of fully-vested stock, ranging in grant date fair value from $250 thousand to $3.6 million, to recognize their outstanding efforts and perseverance leading to this significant value creation event. We made similar grants in August 2019 to our broader employee base.

Given the breadth of potential outcomes related to the Apple settlement, the Committee chose not to structure or grant an incentive award tied to the settlement for our executive officers until the outcome of negotiations was clear. Following the conclusion of the Apple negotiations, the Committee took into account the immediate stockholder value creation and issued the one-time grants described above to our executive officers. The grants were made in stock rather than cash to align executive interests with those of our stockholders and to recognize the ongoing value created by the resolution and resulting agreements. We determined that the quantum of the awards (which included $11.9 million for our executive officers as disclosed in our public filings) relative to the outcome for stockholders, was reasonable. These awards were earned at grant to

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recognize the successful completion of negotiations, as well as the fact that the recipients' incentive payouts for the prior two years had been adversely impacted by the ongoing litigation.

One-time shift in CEO's equity mix and vesting structure was essentially a "catch up" in the face of extenuating business circumstances and prior grant history

CEO's 2019 Mix of RSUs and PSUs:    The Committee believes a balance of unvested time-based and performance-based equity holdings is ideal to retain and motivate executive officers, including our CEO. This balance provides upside leverage in the form of PSUs and structured pay delivery in the form of Restricted Stock Units (RSUs), appropriately aligning pay to performance.

In September 2019, our CEO, Steve Mollenkopf, received time-vested RSUs for the first time since December 2013, when, upon his promotion to CEO, he received an RSU grant intended to cover five years. When the final tranche of Mr. Mollenkopf's front-loaded RSU vested in December 2018, his unvested RSU holdings became zero. His fiscal 2019 grant was structured to rebalance his total unvested equity holding ratio between PSUs and RSUs. The 2019 grant consisted of 66% RSUs and 34% PSUs and succeeded in rebalancing Mr. Mollenkopf's unvested holdings to approximately 33% RSUs and 67% PSUs. This mix is better aligned with our compensation philosophy, peer practices and with our other executives' unvested equity holdings.

CEO's 2019 Accelerated RSU Vesting Schedule:    Mr. Mollenkopf's 2019 RSU award vests 58.3% in year one, 25% in year two and 16.7% in year three. Our RSUs typically vest ratably over three years.

The vesting for Mr. Mollenkopf's 2019 RSU reflects the fact that he became eligible to receive RSUs in December 2018, but did not receive a grant until September 2019. The Committee made the decision to delay awarding additional equity to Mr. Mollenkopf when he became eligible to receive RSUs given several significant challenges facing the Company at that time. Had the Committee awarded RSUs in December 2018, two-thirds would have vested by December 2020, consistent with 58% of the September 2019 grant vesting by October 2020.

We believe these short-term changes to our executive compensation plans have had the desired effect of recognizing extraordinary business conditions in the short-term, while keeping our executives focused on creating long-term value for our stockholders.

Our early investments in 5G are paying off for our stockholders

Throughout its history, Qualcomm has maintained its commitment to long-term stockholder value creation by investing ahead of key technology transitions. Qualcomm was not only a leader in the first generations of wireless technologies, but remains a leader today as the industry transitions to 5G.

Our stock price growth over 2019 and in early 2020 reflects the early benefits of Qualcomm's technology investments and 5G leadership, as evidenced in the table and chart below. Our stock reached a new all-time high of $95.91 in January 2020 and

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performed strongly relative to our compensation peer group for the twelve-month periods ending October 31, 2019, November 30, 2019, December 31, 2019, and January 31, 2020.

12 Months Ended	Peer Avg TSR	QCOM TSR
Oct. 31, 2019	20%	33%

Nov. 30, 2019	19%	49%

Dec. 31, 2019	33%	61%

Jan. 31, 2020	20%	79%

TSR = Total Stockholder Return

Going forward in 2020

As highlighted in our Proxy Statement, our Committee expects to return to a weighting of at least 50% of annual grant value in PSUs for Mr. Mollenkopf and other executive officers. We also expect to return to our typical vesting schedule (ratable vesting over three years) for RSUs granted to our executive officers. The Committee and the full Board remain committed to reviewing Qualcomm's executive compensation structure on an ongoing basis and regularly engaging with our stockholders, while incentivizing executives to continue building long-term value for our stockholders.

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2020 Proxy Statement
Compensation Discussion & Analysis Supplement